Exhibit 99.1

RiceBran Technologies Reports Fourth Quarter and Full Year 2020 Results

First Phase of Turnaround Plan Completed with Further Improvement in 4Q20 Financial Results

Expansion of Derivative Sales and Golden Ridge Improvements Key Contributors to 4Q20 Improvement

Accelerated Revenue Growth, Lower Operating Losses, and Positive Adjusted EBITDA Expected in 2021

THE WOODLANDS, Texas, February 25, 2021 — RiceBran Technologies (RIBT), a global leader in the development and production of critical nutritional and functional ingredients derived from small and ancient grains for the healthy food, nutraceutical, pet care and animal feed markets, announced financial results today for the fourth quarter and year ended December 31, 2020.

RIBT Results ($000's)	Q4 2020	Q4 2019	% Chg.	Qual.	FY 2020	FY 2019	% Chg.	Qual.
Revenue	$6,806	$5,831	+17%	Improved	$26,199	$23,713	+10%	Improved
Gross (Loss)	(47)	(600)	-92%	Improved	(2,471)	(861)	+187%	Declined
Operating (Loss)	(1,825)	(3,699)	-51%	Improved	(11,289)	(14,557)	-22%	Improved
Net (Loss) – Cont. Ops.	(1,974)	(3,739)	-47%	Improved	(11,730)	(13,735)	-15%	Improved
Adjusted EBITDA (Loss)*	(932)	(2,705)	-66%	Improved	(7,610)	(10,759)	-29%	Improved

* Reconciliation of GAAP to Non-GAAP measures follows.

4Q20 Operating Highlights

“Over past six months, the leadership team has successfully implemented the first phase of our turnaround strategy, stabilizing and cutting losses at Golden Ridge, expanding SRB derivatives, and delivering strong growth from MGI,” said RiceBran’s Executive Chairman Peter Bradley. “With a strong balance sheet, compelling market position, and a renewed focus on delivering high value-add ingredients, RiceBran is well positioned for accelerated growth and a rapid transition to profitability in 2021.”

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Refocused on high value-add ingredient strategy. RiceBran renewed its strategy to be a supplier of high value-add differentiated ingredients and took steps to enhance this business by securing an increase in organic feedstock and greenlighting a pathway for new product introductions.

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Revitalized growth and narrowed losses at Golden Ridge. Golden Ridge’s commodity exposure was rebalanced, unprofitable delivery contracts were settled, and a new management team drove steady improvement in productivity, with losses narrowing progressively in each month of 4Q20.

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Reinvigorated core SRB and derivatives businesses. A mid-year refocus of sales and operations efforts for core RBT operations paid off, delivering another quarter of double-digit revenue growth, driven by SRB price increases and strong demand for higher ASP, higher margin, SRB derivatives.

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Enhanced support capabilities while lowering cost. Management reduced the run rate for SG&A by approximately 40% from 2019 levels through cuts in headcount, outside services, and consultants, while achieving higher productivity due to investments in technology, processes, and people.

4Q20 Financial Highlights

“Positive revenue trend in all our businesses, lower losses from Golden Ridge, and a structural reduction in SG&A, drove significantly improved financial results in 4Q20,” said RiceBran’s CFO Todd Mitchell. “Overall revenue was up 17% in 4Q20 compared to 3Q20, and gross losses narrowed to near breakeven. Importantly, lower gross losses and lower SG&A reduced operating losses, for Adjusted EBITDA (non-GAAP) losses of $0.9 million in 4Q20, down from Adjusted EBITDA losses of $1.8 million in 3Q20, and $2.9 million in 2Q20.”

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Positive revenue trends for all businesses. Total revenue grew 17% year-over-year in 4Q20 to $6.8 million, with positive trends for all businesses. Golden Ridge production stabilized in 4Q20, with monthly gains in productivity, RBT revenue grew double digits year-over-year, and MGI was up over 50% from 4Q19.

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Gross losses narrowed to $47,000 in 4Q20. Golden Ridge losses declined progressively in each month of 4Q20, and 4Q20 losses in total were about the half the levels of the prior three quarters of 2020. As RiceBran’s gross losses in 2020 were entirely from Golden Ridge, this reduction was enough for overall gross losses to approach breakeven in 4Q20.

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SG&A reductions position company for profitability. SG&A was $1.3 million in 4Q20 and $1.9 million in 3Q20. With narrowing gross losses accompanied by lower SG&A, net losses were reduced to $2.0 million in 4Q20, down from $2.8 million in 3Q20. SG&A reductions are sustainable, with quarterly SG&A expected to be below $2.0 million in 2021.

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Adjusted EBITDA losses reduced $0.9M from 3Q20. Adjusted EBITDA (non-GAAP) losses were $0.9 million in 4Q20, compared to Adjusted EBITDA losses of $1.8 million in 3Q20, and $2.9 million in 2Q20. The reduction in Adjusted EBITDA losses reflected progressively lower gross losses and SG&A over the past three quarters.

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Ended 2020 with $5.3 million in cash. Net cash used was $3.2 million in 2020. Operating and investing outflows of $8.8 million in 2020 were offset by $5.7 million in cash inflows from financing activities, including a $1.8 million SBA PPP loan, $2.0 million term loan, and $2.3 million from share sales. The PPP loan was forgiven in January 2021.

2021 Outlook and Objectives

“We enter 2021, embarking on the second phase of our turnaround strategy, which will be focused on expanding our line-up of high value-add ingredients, revitalizing sales initiatives, and expanding access to feedstock by enhancing our partnerships and strengthening our milling operations,” Mr. Bradley added. “With a reacceleration in top-line growth, expanding gross margins, and a full year of SG&A cuts, RiceBran is expected to generate positive Adjusted EBITDA (non-GAAP) in 2021.”

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Accelerating RBT growth with an expanding line-up. Supplement market demand and enhanced capacity is expected to accelerate SRB derivative growth. The launch of a new variety of SRB will increase end-use applications and should drive ASPs higher by allowing SRB to be used as a natural excipient in tablets and capsules. Other launches of high value-add ingredients are planned for 2021.

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Revitalizing sales and enhancing go-to-market strategy. Enhanced commodity management should have a materially positive impact on milling revenue and profits. New products, increased feedstock, a revitalized sales team, and greater pricing discipline should drive growth and margin expansion in 2021. RiceBran could look to enhance its sales initiatives with partner agreements in 2021.

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Enhancing supply and manufacturing partnerships. RiceBran alone has SRB manufacturing partnerships in multiple rice growing regions, as well as internal SRB production at Golden Ridge. This diversity mitigates supply chain risk and enhances the operating flexibility of RiceBran operations. Enhancing these partnerships is a critical objective of the second phase of turnaround.

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Recognizing the full potential of Golden Ridge and MGI. Golden Ridge should generate strong revenue growth and positive EBITDA in 2021. MGI performed well in the second half of 2020 and is expected to make a meaningful contribution to growth in 2021. The second phase of RiceBran’s turnaround includes leveraging both businesses to enhance its specialty ingredient strategy.

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Accelerating growth and positive Adjusted EBITDA. Positive revenue trends are anticipated for all businesses in 2021, with Golden Ridge and MGI growth expected to be particularly strong. A transition to profitability at Golden Ridge should support positive gross profits in 2021. With SG&A expected to fall below 2020 levels, RiceBran should generate positive Adjusted EBITDA (non-GAAP) in 2021.

Conference Call Information

RiceBran Technologies will host a conference call today, Thursday, February 25, at 4:30 p.m. Eastern Time to discuss these results. The conference call information is as follows:

●	Toll Free Dial-in number for US/Canada: 877-545-0320

●	Dial-In number for domestic and international callers: 973-528-0016

●	Participants should ask for the RiceBran Technologies Q4 2020 Financial Results Call

●	Webcast: https://www.webcaster4.com/Webcast/Page/2631/40077

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 7 p.m. ET on February 25, 2021 until 11:59 p.m. ET on March 11, 2021 by dialing 877-481-4010 (United States) or 919-882-2331 (international) and using the passcode 40077.

About RiceBran Technologies

RiceBran Technologies is a global leader in the production and marketing of value-added products derived from rice bran as well as a producer of rice, rice co-product, and barley and oat products. The target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. Our highly nutritious and clean label ingredient products derived from rice bran, one of the world’s most underutilized food sources, are produced utilizing our proprietary stabilization technology. More information can be found in the Company’s filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies’ expectations regarding its future financial results, sales growth, Adjusted EBITDA improvements, and SG&A. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties, including the risks that RBT operations are disrupted by the COVID-19 pandemic and timing of profitable operations. RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies’ filings with the Securities and Exchange Commission, including its most recent periodic reports.

Use of Non-GAAP Financial Information

We utilize “Adjusted EBITDA” as a supplemental measure in our ongoing analysis of short term and long-term cash requirement and liquidity needs. Management uses Adjusted EBITDA as an indicator of our current financial performance. By eliminating the impact of all material non-cash charges as well as items that do not regularly occur, we believe that Adjusted EBITDA provides a more accurate and informative indicator of our cash requirements. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to Adjusted EBITDA).

The table below contains a reconciliation of net loss (GAAP) and Adjusted EBITDA (Non-GAAP) for the three and twelve months ended December 31, 2020. We do not provide a reconciliation of forward-looking net loss (GAAP) to Adjusted EBITDA (Non-GAAP). Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods. Any forward-looking Adjusted EBITDA information that we may provide from time to time consistently excludes the same items from projected net loss that are excluded from actual net loss in the table below.

Investor Contact

Rob Fink / Matt Chesler, CFA

FNK IR

ribt@fnkir.com

646.809.4048 / 646.809.2183

RiceBran Technologies
Consolidated Income Statement (GAAP)
(in $000, except per share amounts)

	3 Months Ended				12 Months Ended
	12/31/20	12/31/19	% Chg.		12/31/20	12/31/19	% Chg.

Revenue	$6,806	$5,831	17%		$26,199	$23,713	10%
Cost of Goods Sold	(6,853)	(6,431)	7%		(28,670)	(24,574)	17%
Gross (Loss)	(47)	(600)	(92%	)	(2,471)	(861)	187%
Gross Margin	(1% )	(10% )			(9% )	(4% )

Selling, General & Admin.	(1,337)	(3,098)	(57%	)	(7,971)	(13,700)	(42%	)
Gain (Loss) on PP&E	(441)	(1)	NM		(847)	4	NM
Operating (Loss)	(1,825)	(3,699)	(51%	)	(11,289)	(14,557)	(22%	)

Interest (Expense)	(122)	(48)	154%		(298)	(46)	548%
Other Income (Expense)	(16)	8	NM		(124)	868	NM
Loss Before Income Taxes	(1,963)	(3,739)	(47%	)	(11,711)	(13,735)	(15%	)

Income Taxes	(11)	-	NM		(19)	-	NM
Net Loss - Cont. Ops.	(1,974)	(3,739)	(47%	)	(11,730)	(13,735)	(15%	)

Disc. Ops.	-	-	-		-	(216)	NM
Net Loss	$(1,974)	$(3,739)	(47%	)	$(11,730)	$(13,951)	(16%	)

Basic & Diluted Loss per Share:
Cont. Ops.	(0.05)	(0.11)	(55%	)	(0.29)	(0.42)	(31%	)
Disc. Ops.	-	-	-		-	(0.01)	(100%	)

Weighted Average Shares	43,688	33,941	29%		41,132	32,359	27%
Outstanding (Basic & Diluted)

RiceBran Technologies
EBITDA and Adjusted EBITDA Reconciliation (Unaudited) (Non-GAAP)
(in $000)

	3 Months Ended				12 Months Ended
	12/31/20	12/31/19	% Chg.		12/31/20	12/31/19	% Chg.

Net Loss - Cont. Ops.	$(1,974)	$(3,739)	(47%	)	$(11,730)	$(13,735)	(15%	)
Interest Expense (Income)	122	48	154%		298	46	548%
Depreciation and Amortization	644	559	15%		2,621	1,930	36%
EBITDA	(1,208)	(3,132)	(61%	)	(8,811)	(11,759)	(25%	)

Other Expense (Income)	16	(8)	NM		124	(868)	NM
Share Based Comp	260	435	(40%	)	1,077	1,360	(21%	)
Acquisition Related	-	-	-		-	508	(100%	)
Adjusted EBITDA	$(932)	$(2,705)	(66%	)	$(7,610)	$(10,759)	(29%	)

RiceBran Technologies
Consolidated Statement of Cash Flows
(in $000)

	3 Months Ended		12 Months Ended
	12/31/20	12/31/19	12/31/20	12/31/19
Cash Flow from Operations
Net Loss	$(1,974)	$(3,739)	$(11,730)	$(13,951)
Loss - Discont. Ops.	-	-	-	$216
Loss - Cont. Ops.	$(1,974)	$(3,739)	$(11,730)	$(13,735)
Adjustments to reconcile net losses to net cash used in operating activities:
Depreciation	589	567	2,393	1,899
Amortization	55	(8)	228	31
Share Based Comp	260	435	1,077	1,360
Loss on disposition / involuntary conversion of PP&E	442	(4)	847	(4)
Settlement with sellers of Golden Ridge	-	-	-	(849)
Provision for (recovery of) doubtful accounts	(14)	287	(82)	472
Other	111	(149)	93	17
Changes in operating assets and liabilities (net of acquisitions)
Accounts Receivable	(363)	(887)	997	(1,102)
Inventories	(213)	(56)	(980)	332
Accounts Payable	(58)	(56)	(709)	(327)
Commodities Payable	271	556	(4)	(1,340)
Other	244	73	(76)	(235)
Net Cash Flow from Operations	$(650)	$(2,981)	$(7,946)	$(13,481)

Cash Flow from Investing
Plant, Property & Equipment purchases	(124)	(706)	(1,184)	(4,219)
Proceeds from Insurance	-	-	250	-
Proceeds from sale of property	-	-	15	-
Acquisition of MGI	-	(10)	-	(3,777)
Net Cash Flow from Investing - Cont. Ops.	(124)	(716)	(919)	(7,996)
Net Cash Flow from Investing - Disc. Ops.	-	-	-	(475)

Cash Flow from Financing
Proceeds from Stock Issuance, net	1,661	7,829	2,318	19,422
Proceeds from Warrants Exercised	-	82	12	2,072
Proceeds from Options Exercised	-	-	-	156
Net Change in Debt	554	355	3,354	1,477
Net Cash Flow from Financing	2,215	8,266	5,684	23,127

Net Change in Cash	1,441	4,569	(3,181)	1,175

BOP Cash Balance	3,822	3,875	8,444	7,269
Net Change in Cash	1,441	4,569	(3,181)	1,175
EOP Cash Balance	$5,263	$8,444	$5,263	$8,444

RiceBran Technologies
Consolidated Balance Sheets
(in $000)

	Period Ended
	12/31/20	12/31/19
Assets

Cash and Cash Equivalents	$5,263	$8,444
Accounts Receivable, net	2,819	3,738
Inventory	1,878	898
Other Current Assets	1,380	691
Total Current Assets	11,340	13,771

PP&E, Net	16,367	19,077
Operating Lease right-of-use assets	2,452	2,752
Goodwill & Intangibles	4,637	4,865
Other Long-term Assets	-	27
Total Assets	$34,796	$40,492

Liabilities and Shareholders' Equity

Accounts Payable	$955	$833
Commodities Payable	825	829
Accruals & Prepayments	1,137	1,773
Leases, Current	426	410
Debt, Current	2,483	1,967
Total Current Liabilities	5,826	5,812

Leases, Not Current	2,443	2,864
Debt, Not Current	3,107	73
Total Liabilities	11,376	8,749

Preferred Stock	112	112
Common Stock	322,218	318,811
Accumulated Deficit	(298,910)	(287,180)
Total Shareholders’ Equity	23,420	31,743

Total Liabilities and Shareholders’ Equity	$34,796	$40,492